Exhibit 99.1

     The South Financial Group's Second Quarter 2004 Net Income Rises 32%
                                to $30 Million

    GREENVILLE, S.C., July 20 /PRNewswire-FirstCall/ -- The South Financial Group, Inc. (Nasdaq: TSFG) today reported second quarter 2004 net income of $30.0 million, an increase of 32% compared with $22.7 million for the second quarter 2003. For the second quarter 2004, net income per diluted share totaled $0.49, compared with $0.48 per diluted share for the second quarter 2003. Average diluted shares outstanding increased 27% for the same period, principally as a result of the acquisition of MountainBank Financial Corporation and a common equity offering, both of which occurred in the fourth quarter of 2003.
    "We are pleased with our progress this quarter, highlighted by 20% annualized organic loan growth, an 8% decline in nonperforming assets from first quarter 2004, the achievement of a 51.2% efficiency ratio, and continued expansion in superior banking markets," said Mack I. Whittle, Jr., President and Chief Executive Officer of The South Financial Group. "We remain committed to achieving our goals through focus, discipline, and execution. We've put in place the people, market presence, products and services, system infrastructure, credit process, and sales culture. Now we are executing our plans and building our revenue and earnings momentum each quarter."
    Whittle continued, "During the second quarter, we achieved strong loan and deposit growth, both in double-digits, by taking advantage of the opportunities in our attractive banking markets. On July 16, 2004, our presence in these markets got even better with the completion of our mergers with CNB Florida and Florida Banks. We've completed the system conversions and are well on our way to continuing our track record of successfully integrating mergers. Strategically, these mergers put us firmly in place in some of the most dynamic areas in Florida and build on our existing foundation."
    For the first six months of 2004, net income totaled $62.3 million, up 46% from $42.7 million for the first six months of 2003. Net income per diluted share for the first six months of 2004 was $1.02, an increase of 15% from $0.89 per diluted share for same period in 2003.

    Revenue Growth and Efficiency Focus
    For second quarter 2004, total revenues increased 18% to $106.4 million, compared with revenues of $90.1 million for second quarter 2003. This strong revenue growth resulted from both increased net interest income and higher noninterest income.
    Net interest income increased from $66.2 million in the second quarter 2003 to $80.4 million in the second quarter 2004, an increase of 21%, due to strong loan growth, higher average investment securities outstanding, and the MountainBank acquisition. Average earning assets during the second quarter 2004 totaled $10.1 billion, compared with $8.1 billion for the second quarter 2003, an increase of 26%. The tax equivalent net interest margin for the second quarter 2004 was 3.23%, down from 3.39% for the first quarter 2004, due primarily to lower rates on new loans, increased LIBOR funding costs, and higher prepayment speeds on mortgage-backed securities.

    Noninterest income increased to $26.0 million for second quarter 2004, up 8% from $24.0 million for second quarter 2003. Second quarter 2004 noninterest income excluding gains on sales of securities and deposits increased to $24.4 million, up 21% from $20.2 million for second quarter 2003. Mortgage banking income lagged behind prior year levels due to lower refinancing activity, although it has shown some recent improvement. Other areas of noninterest income exhibited strong growth, including service charges on deposit accounts, customer service fee income and debit card income. Together these fees totaled $10.5 million during second quarter 2004, compared with $8.7 million for second quarter 2003, an increase of 21%.
    TSFG's efficiency ratio (noninterest expenses divided by total revenue) improved to 51.2% for the second quarter 2004 from 55.6% for the second quarter 2003. This improvement resulted from revenue growth, expense control and effective merger integration, and demonstrates management's disciplined approach to controlling costs while also focusing on increasing its noninterest income.

    Strong Loan and Deposit Growth
    TSFG's strong organic loan growth accelerated to 20% annualized during the second quarter 2004, up from 18% annualized during the first quarter 2004 and 15% annualized for the second quarter of 2003. TSFG's loan growth continues to be well diversified throughout its markets. The composite mix of TSFG's loan portfolio has remained consistent, with commercial loans comprising approximately 75%. Within the commercial loan portfolio, TSFG continues to maintain a well-diversified array of industries and collateral types.
    Whittle commented, "We are extremely pleased with our outstanding loan origination activities. Our Elevate sales process is helping us achieve loan production milestones. This success also confirms the strength of our markets and the dedication and commitment of our employees."
    TSFG's Mountain Region, primarily the former MountainBank locations, led the loan origination growth with a $126 million increase in loans outstanding for the first six months of this year, representing a 39% annualized growth rate. The South Carolina coastal areas and North Florida Region also performed exceptionally well. "The performance of our Mountain Region demonstrates our ability to achieve outstanding organic growth following an acquisition, while still meeting our cost savings goals. With the recent closing of our mergers in Florida, we are excited about the market potential and look forward to executing our plans," Whittle added.
    For the second quarter of 2004, TSFG exhibited strong organic deposit growth of 30% annualized over the prior quarter. Total deposits at June 30, 2004 were $6.4 billion compared with $6.0 billion at March 31, 2004. The deposit growth resulted primarily from increases in noninterest-bearing demand deposits, money market accounts, brokered CDs and large time deposits. TSFG's noninterest-bearing deposits grew from $924.8 million at March 31, 2004 to $971.5 million at June 30, 2004, an annualized increase of 20%.

    Favorable Credit Quality Trends
    TSFG's key credit quality indicators showed continued improvement during the second quarter 2004. Nonperforming assets declined 8% to $57.6 million at June 30, 2004 from $62.9 million at March 31, 2004. Nonperforming assets as a percentage of loans held for investment and other real estate owned totaled 0.92% at June 30, 2004, down from 1.05% at March 31, 2004 and 1.39% at June 30, 2003. Annualized net loan charge-offs as a percentage of average loans held for investment were 0.36% for the second quarter 2004, down from 0.42% for the first quarter 2004 and 0.63% for the second quarter 2003.
    Each quarter since its October 2002 asset purchase transaction with Rock Hill Bank & Trust, TSFG's nonperforming assets and charge-off levels have improved. At June 30, 2004, the Rock Hill Workout Loans totaled
$24.2 million. Excluding the remaining Rock Hill Workout Loans, TSFG's nonperforming assets as a percentage of loans held for investment and other real estate owned at June 30, 2004 was 0.64%, down from 0.71% at March 31, 2004.
    "We are pleased with our progress. During the second quarter, we reduced not only the percentage of nonperforming assets, but also the dollar amount of loans on nonaccrual status," commented Michael W. Sperry, Executive Vice President and Chief Credit Officer.

    Enhanced High-Growth Florida Franchise
    On July 16, 2004, TSFG consummated its pending acquisitions of CNB Florida Bancshares, Inc. and Florida Banks, Inc. The conversions associated with these acquisitions have been successfully completed. CNB Florida Bancshares, Inc., headquartered in Jacksonville, operated through 16 branch offices in 8 counties and had approximately $846.4 million in assets at June 30, 2004. Florida Banks, Inc., also headquartered in Jacksonville, operated through 7 banking centers and had approximately $1.0 billion in assets at June 30, 2004. Both of these banks operated in some of Florida's largest and most dynamic markets.
    With these mergers completed, TSFG's Florida banking subsidiary, Mercantile Bank, now has 56 branches, $4.9 billion in assets, the #9 deposit market share in the Florida markets in which TSFG operates, and the #18 deposit market share in the entire state of Florida. With the completion of these mergers, approximately 41% of TSFG's total deposits are in Florida.
    On a pro forma combined basis at June 30, 2004, after considering the impact of the mergers, TSFG has approximately $13.6 billion in total assets, $7.7 billion of loans held for investment, and $8.1 billion of deposits. TSFG issued approximately 10.6 million shares in connection with these acquisitions.

    General Information
    The South Financial Group is a financial services company headquartered in Greenville, South Carolina with approximately $13.6 billion in total assets. TSFG operates two subsidiary banks, Carolina First Bank and Mercantile Bank, which conduct operations through approximately 155 branch offices in South Carolina, Florida and North Carolina. Carolina First Bank, the largest South Carolina-based commercial bank, operates in South Carolina and North Carolina and on the Internet under the brand name, Bank CaroLine. Mercantile Bank operates in Florida, principally in the Jacksonville, Orlando, Tampa Bay and Gainesville markets. The South Financial Group's common stock trades on the Nasdaq National Market under the symbol TSFG. Press releases along with additional information may also be found at The South Financial Group's website: http://www.thesouthgroup.com.

    Conference Call/Webcast Information
    The South Financial Group will host a conference call today at 10:00 a.m.
(ET) to discuss the second quarter 2004 results. Additional material information, including forward-looking statements such as trends and projections, may be discussed during the presentation. TSFG will also provide supplemental financial information in the Investor Relations section of its website under the financial information button. To participate in the conference call or webcast, please follow the instructions listed below.
    Conference Call: Please call 1-888-405-5393 or 1-484-630-4135 using the access code "The South." A 7-day rebroadcast of the call will be available via 1-800-294-9493 or 1-402-220-3767.
    Webcast: To gain access to the webcast, which will be "listen-only," please go to http://www.thesouthgroup.com under the Investor Relations tab and click on the link "Webcast/The South Financial Group 2nd Quarter Earnings Conference Call." For those unable to participate during the live webcast, it will be archived on The South Financial Group website until August 3, 2004.

    Explanation of TSFG's Use of Certain Non-GAAP Financial Measures and Forward-Looking Statements
    This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles ("GAAP"). The attached financial highlights provide reconciliations between GAAP net income and net income excluding merger-related costs. As has been TSFG's practice, TSFG also identified certain other non-operating items (such as gain or losses on asset sales, loss on early extinguishment of debt, and non-operating expenses). In addition, TSFG provides data eliminating intangibles and related amortization in order to present data on a "cash basis." The economic substance of non-operating and "cash basis" items is clearly defined.
    TSFG's management uses these non-GAAP measures in its analysis of TSFG's performance and believes presentations of financial measures excluding merger-related costs and these non-operating items provide useful supplemental information, a clearer understanding of TSFG's financial performance, and better reflect TSFG's core operating activities. Management uses operating earnings in the calculation of certain of TSFG's ratios, in particular, to analyze on a consistent basis and over a longer period of time the performance of which it considers to be its core operating activities. TSFG believes the non-GAAP measures enhance investors' understanding of the company's business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of others in the financial services industry.
    The limitations associated with utilizing operating measures and cash basis information are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. Management compensates for these limitations by providing detailed reconciliations between GAAP information and operating measures. These disclosures should not be considered an alternative to GAAP.
    Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. These statements, as well as other statements that may be made by management in the conference call, include, but are not limited to, factors which may affect earnings, return goals, expected financial results for mergers, estimates of merger synergies and merger-related charges, mortgage banking activities and credit quality assessment. However, such performance involves risks and uncertainties, such as market deterioration, that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from TSFG's actual results, see TSFG's Annual Report on Form 10-K for the year ended December 31, 2003. The South Financial Group undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.


                 THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
                               FINANCIAL HIGHLIGHTS
              (dollars in thousands, except share data) (unaudited)

                                              Three Months Ended       %
                                             6/30/04      6/30/03    Change

    INCOME STATEMENT
    Interest income (tax-equivalent)         $118,987     $101,174     17.6 %
    Interest expense                           37,572       34,407      9.2
      Net interest income (tax-equivalent)     81,415       66,767     21.9
    Less: Tax-equivalent adjustment             1,026          595     72.4
      Net interest income                      80,389       66,172     21.5
    Provision for loan losses                   6,996        5,200     34.5
      Net interest income after provision
       for loan losses                         73,393       60,972     20.4

    NONINTEREST INCOME:
    Service charges on deposit accounts         8,718        7,581     15.0
    Fees for investment services                2,342        2,142      9.3
    Mortgage banking income, excluding
     impairment                                 1,498        2,795    (46.4)
    Impairment recovery (loss) on
     mortgage servicing rights                    127         (234)  (154.3)
    Other                                      11,690        7,893     48.1
      Noninterest income, excluding non-
       operating gains on asset sales          24,375       20,177     20.8
    Gain on sale of available for sale
     securities                                   607        3,197      n/m
    Gain on equity investments                  1,013            -      n/m
    Gain on disposition of assets and
     liabilities                                    -          601      n/m
      Gains on non-operating asset sales,
       net                                      1,620        3,798      n/m
     Total noninterest income                  25,995       23,975      8.4

    NONINTEREST EXPENSES:
    Personnel expense                          26,951       25,738      4.7
    Occupancy                                   5,185        4,668     11.1
    Furniture and equipment                     4,890        4,211     16.1
    Amortization of intangibles                 1,195          724     65.1
    Other                                      15,947       14,104     13.1
      Noninterest expenses, excluding non-
       operating items                         54,168       49,445      9.6
    Merger-related costs                          575          382      n/m
    Impairment (recovery) loss from
     write-down of assets                        (277)         268      n/m
      Non-operating noninterest expenses          298          650      n/m
      Total noninterest expenses               54,466       50,095      8.7
    Income before income taxes and
     minority interest                         44,922       34,852     28.9
    Income tax expense                         14,935       11,153     33.9
    Minority interest in consolidated
     subsidiary, net of tax                         -       (1,000)  (100.0)
      Net income                              $29,987      $22,699     32.1 %

    SHARE DATA:
    Net income per common share, basic          $0.50        $0.49      2.0 %
    Net income per common share, diluted         0.49         0.48      2.1
    Cash dividends declared per common
     share                                       0.15         0.14      7.1
    Average common shares outstanding,
     basic                                 59,494,363   46,629,666     27.6
    Average common shares outstanding,
     diluted                               60,837,792   47,760,781     27.4

    Supplemental financial information, including results for the last five quarters, may be found in the Investor Relations section of TSFG's web site: http://www.thesouthgroup.com.


               THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
                             FINANCIAL HIGHLIGHTS
            (dollars in thousands, except share data) (unaudited)

                                                Six Months Ended        %
                                              6/30/04      6/30/03    Change

    INCOME STATEMENT
    Interest income (tax-equivalent)         $236,948     $200,802     18.0 %
    Interest expense                           72,570       67,907      6.9
      Net interest income (tax-equivalent)    164,378      132,895     23.7
    Less: Tax-equivalent adjustment             1,973        1,252     57.6
      Net interest income                     162,405      131,643     23.4
    Provision for loan losses                  14,718       10,700     37.6
      Net interest income after provision
       for loan losses                        147,687      120,943     22.1

    NONINTEREST INCOME:
    Service charges on deposit accounts        16,831       14,541     15.7
    Fees for investment services                4,465        4,633     (3.6)
    Mortgage banking income, excluding
     impairment                                 3,059        5,229    (41.5)
    Impairment recovery (loss) on
     mortgage servicing rights                    121         (496)  (124.4)
    Other                                      18,813       13,295     41.5
      Noninterest income, excluding non-
       operating gains on asset sales          43,289       37,202     16.4
    Gain on sale of available for sale
     securities                                 5,821        4,183      n/m
    Gain on equity investments                  3,823        1,875      n/m
    Gain on disposition of assets and
     liabilities                                2,350          601      n/m
      Gains on non-operating asset sales,
       net                                     11,994        6,659      n/m
     Total noninterest income                  55,283       43,861     26.0

    NONINTEREST EXPENSES:
    Personnel expense                          52,784       50,332      4.9
    Occupancy                                  10,257        9,282     10.5
    Furniture and equipment                     9,505        8,805      8.0
    Amortization of intangibles                 2,390        1,429     67.2
    Other                                      31,606       26,990     17.1
      Noninterest expenses, excluding non-
       operating items                        106,542       96,838     10.0
    Employment contract reversals                 (59)           -      n/m
    Merger-related costs                          752        1,879      n/m
    Impairment (recovery) loss from
     write-down of assets                        (277)         268      n/m
    Conservation grant of land                  3,350            -      n/m
    Loss on early extinguishment of debt        1,429            -      n/m
      Non-operating noninterest expenses        5,195        2,147      n/m
      Total noninterest expenses              111,737       98,985     12.9
    Income before income taxes and
     minority interest                         91,233       65,819     38.6
    Income tax expense                         28,953       21,063     37.5
    Minority interest in consolidated
     subsidiary, net of tax                         -       (2,012)  (100.0)
      Net income                              $62,280      $42,744     45.7 %

    SHARE DATA:
    Net income per common share, basic          $1.05        $0.91     15.4 %
    Net income per common share, diluted         1.02         0.89     14.6
    Cash dividends declared per common
     share                                       0.30         0.28      7.1
    Average common shares outstanding,
     basic                                 59,354,354   46,975,635     26.4
    Average common shares outstanding,
     diluted                               60,823,631   48,007,767     26.7


               THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
                             FINANCIAL HIGHLIGHTS
            (dollars in thousands, except share data) (unaudited)

                                                                    % Change
                                                                   2nd Quarter
                                  6/30/04     12/31/03     6/30/03  2004/2003

    BALANCE SHEET (Period End)
    Cash and due from banks        $265,401     $184,057    $212,445   24.9 %
    Interest-bearing bank
     balances                           603        2,048      64,738  (99.1)
    Federal funds sold                    -          137      50,000    n/m
    Securities                    4,063,898    4,007,571   3,583,865   13.4
    Loans held for sale              22,908       29,619      60,661  (62.2)
    Loans held for investment     6,246,953    5,732,205   4,688,591   33.2
    Allowance for loan losses       (75,910)     (73,287)    (64,152)  18.3
      Net loans                   6,193,951    5,688,537   4,685,100   32.2
    Premises and equipment, net     144,861      142,705     132,966    8.9
    Intangible assets               344,195      353,079     245,007   40.5
    Mortgage servicing rights         1,391        1,781       2,188  (36.4)
    Other assets                    460,969      339,486     281,540   63.7
      Total assets              $11,475,269  $10,719,401  $9,257,849   24.0 %

    Noninterest-bearing
     deposits                      $971,540     $882,129    $814,945   19.2 %
    Interest-bearing deposits     5,465,370    5,146,520   4,306,394   26.9
      Total deposits              6,436,910    6,028,649   5,121,339   25.7
    Federal funds purchased and
     repurchase agreements        2,579,626    2,329,666   1,998,087   29.1
    Debt and other borrowed
     funds                        1,345,855    1,264,158   1,130,441   19.1
    Other liabilities               118,280      117,059     261,142  (54.7)
      Total liabilities          10,480,671    9,739,532   8,511,009   23.1
    Minority interest in
     consolidated subsidiary              -            -      86,616    n/m
    Shareholders' equity            994,598      979,869     660,224   50.6
      Total liabilities and
       shareholders' equity     $11,475,269  $10,719,401  $9,257,849   24.0

    BALANCE SHEET (Averages -
     Three Months Ended)
    Total assets                $11,092,032  $10,673,057  $8,863,338   25.1 %
    Loans                         6,144,778    5,685,409   4,656,461   32.0
    Securities                    3,987,234    4,033,841   3,339,471   19.4
    Total earning assets         10,137,649    9,728,449   8,067,012   25.7
    Intangible assets               351,133      337,820     244,410   43.7
    Interest-bearing
     liabilities                  9,064,636    8,838,544   7,279,817   24.5
    Total deposits                6,170,912    6,017,132   4,834,710   27.6
    Shareholders' equity          1,002,000      883,514     649,411   54.3

    BALANCE SHEET (Averages -
     Year to Date)
    Total assets                $10,958,876   $9,260,767  $8,630,020   27.0 %
    Loans                         5,999,914    4,915,437   4,589,087   30.7
    Securities                    3,986,793    3,471,324   3,175,367   25.6
    Total earning assets          9,992,101    8,425,590   7,817,963   27.8
    Intangible assets               351,791      267,416     243,263   44.6
    Interest-bearing
     liabilities                  8,964,206    7,638,862   7,064,208   26.9
    Total deposits                6,055,603    5,147,627   4,713,341   28.5
    Shareholders' equity            999,247      709,139     651,248   53.4


               THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
                             FINANCIAL HIGHLIGHTS
            (dollars in thousands, except share data) (unaudited)

                                                                    % Change
                                                                   2nd Quarter
                             6/30/04       12/31/03      6/30/03    2004/2003

    CREDIT QUALITY
    Nonaccrual loans -
     commercial                $46,436       $47,137       $54,306    (14.5)%
    Nonaccrual loans -
     consumer                    2,133         2,686         2,928    (27.2)
    Restructured loans               -             -             -       -
      Nonperforming loans       48,569        49,823        57,234    (15.1)
    Other real estate owned      8,985        10,951         7,827     14.8
      Nonperforming assets      57,554        60,774        65,061    (11.5)
    Nonperforming loans as
     a % of loans held for
     investment                   0.78 %        0.87 %        1.22 %
    Nonperforming assets as
     a % of loans HFI and
     OREO                         0.92          1.06          1.39
    Allowance for loan
     losses as a % of
     loans HFI                    1.22          1.28          1.37
    Allowance for loan
     losses to
     nonperforming loans          1.56  x       1.47 x        1.12 x
    Specific allowance for
     impaired loans            $10,806        $9,689       $11,937     (9.5)
    Loans past due 90 days
     or more (mortgage and
     consumer) (A)               3,930         3,960         5,456    (28.0)
    Net loan charge-offs:
      Three months ended         5,450         6,693         7,181    (24.1)
      Year to date              11,588        30,259        16,823
    Average loans held for
     investment:
      Three months ended     6,120,984     5,651,082     4,605,660
      Year to date           5,978,791     4,864,168     4,536,893
    Net loan charge-offs as
     a % of avg. loans HFI
     (annualized):
      Three months ended          0.36 %        0.47 %        0.63 %
      Year to date                0.39          0.62          0.75
    CREDIT QUALITY -
     Excluding Rock Hill
     B&T Workout Loans
    Loans held for
     investment             $6,222,794    $5,703,602    $4,637,959     34.2 %
    Allowance for loan
     losses                     73,192        70,123        55,798     31.2

    Nonaccrual loans -
     commercial                 30,499        28,952        28,747      6.1 %
    Nonaccrual loans -
     consumer                    2,133         2,686         2,928    (27.2)
    Restructured loans               -             -             -       -
      Nonperforming loans       32,632        31,638        31,675      3.0
    Other real estate owned      7,014         9,561         7,827    (10.4)
      Nonperforming assets      39,646        41,199        39,502      0.4
    Nonperforming loans as
     a % of loans held for
     investment                   0.52 %        0.55 %        0.68 %
    Nonperforming assets as
     a % of loans HFI and
     OREO                         0.64          0.72          0.85
    Allowance for loan
     losses as a % of
     loans HFI                    1.18          1.23          1.20
    Allowance for loan
     losses to
     nonperforming loans          2.24  x       2.22  x       1.76  x
    Specific allowance for
     impaired loans             $8,363        $7,000        $5,549     50.7
    Loans past due 90 days
     or more (mortgage and
     consumer) (A)               3,825         3,855         5,067    (24.5)
    Net loan charge-offs:
      Three months ended         5,215         5,110         4,523     15.3
      Year to date              10,705        19,962        10,056
    Average loans held for
     investment:
      Three months ended     6,095,558     5,615,944     4,548,526
      Year to date           5,952,033     4,812,668     4,474,359
    Net loan charge-offs as
     a % of avg. loans HFI
     (annualized):
      Three months ended          0.34 %        0.36 %        0.40 %
      Year to date                0.36          0.41          0.45

    (A) TSFG's accrued interest reserve associated with these loans totaled $295,000, $474,000, and $513,000 at June 30, 2004, December 31, 2003, and
    June 30, 2003, respectively.


               THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
                             FINANCIAL HIGHLIGHTS
            (dollars in thousands, except share data) (unaudited)

                                                                    % Change
                                                                   2nd Quarter
                               6/30/04     12/31/03       6/30/03   2004/2003
    CAPITAL RATIOS
    Total risk-based capital     12.62 %      12.51 %       10.57 %
    Tier 1 risk-based capital    10.70        10.51          8.44
    Leverage ratio                7.79         7.49          5.95
    Tangible equity to
     tangible assets              5.84         6.05          4.61

    SHARE DATA
    Book value per common
     share                      $16.63       $16.59        $14.08     18.1 %
    Shares outstanding      59,796,124   59,064,375    46,896,994     27.5

    OPERATIONS DATA
    Branch offices                 133          134           114     16.7 %
    ATMs                           123          122           105     17.1
    Employees (full-time
     equivalent)                 1,971        1,918         1,718     14.7
    Internet banking customers 127,366       90,132        53,369    138.7

    STOCK PERFORMANCE
    Market price per share
     of common stock            $28.37       $27.75        $23.13     22.7 %
    Indicated annual dividend     0.60         0.60          0.56      7.1
    Dividend yield                2.11 %       2.16 %        2.42 %
    Price/book ratio              1.71 x       1.67 x        1.64 x
    Market capitalization   $1,696,416   $1,639,036    $1,084,727     56.4


               THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
                              FINANCIAL HIGHLIGHTS
             (dollars in thousands, except share data) (unaudited)

                                  Three Months Ended
                               6/30/04           6/30/03        % Change
                                      Diluted           Diluted        Diluted
                                        EPS               EPS            EPS

    RECONCILIATION OF GAAP
     TO NON-GAAP MEASURES
    NET INCOME, AS
     REPORTED (GAAP)           $29,987 $0.49     $22,699 $0.48   32.1 %  2.1 %
    Merger-related costs           575               382
    Related income taxes          (191)             (122)
      Net income, excluding
       merger-related costs     30,371  0.50      22,959  0.48   32.3    4.2
      Add: Amortization of
       intangibles, net of tax     798               492
    CASH BASIS EARNINGS        $31,169 $0.51     $23,451 $0.49   32.9    4.1

    Average common shares
     outstanding, diluted   60,837,792        47,760,781         27.4

    Other non-operating items:
      Gain on sale of available
       for sale securities        $607            $3,197
      Gain on equity investments 1,013                 -
      Gain on disposition of
       assets and liabilities        -               601
      Impairment loss from
       write-down of assets        277              (268)
      Related income taxes        (631)           (1,129)
    Total other non-operating
     items, net of income tax   $1,266            $2,401

    SELECTED BALANCE SHEET
     (Averages)
    Total assets           $11,092,032        $8,863,338         25.1
    Intangible assets         (351,133)         (244,410)        43.7
      Tangible assets       10,740,899         8,618,928         24.6

    Shareholders' equity     1,002,000           649,411         54.3
    Intangible assets         (351,133)         (244,410)        43.7
      Tangible equity          650,867           405,001         60.7

    PERFORMANCE RATIOS
     (Annualized)
    RETURN ON AVERAGE ASSETS:
    Using GAAP earnings           1.09 %            1.02 %
    Using GAAP earnings, excluding
     merger-related costs         1.10              1.04
    Using cash basis earnings
     on average tangible assets   1.17              1.09

    RETURN ON AVERAGE EQUITY:
    Using GAAP earnings          12.04             13.98
    Using GAAP earnings, excluding
     merger-related costs        12.19             14.14
    Using cash basis earnings
     on average tangible equity  19.26             23.16

    NET INTEREST MARGIN           3.23              3.32

    NONINTEREST INCOME AS A %
     OF TOTAL REVENUE (A):
    Using GAAP earnings          24.44             26.60
    Excluding other
     non-operating items         23.27             23.37

    EFFICIENCY RATIOS (B):
    Using GAAP earnings          51.20             55.57
    Excluding merger-related
     costs and other non-
     operating items             51.70             57.26
    Excluding merger-related
     costs and other non-
     operating items, cash basis 50.56             56.42

    (A) Calculated as noninterest income, divided by the sum of net interest income and noninterest income.
    (B) Calculated as noninterest expenses, divided by the sum of net interest income and noninterest income.


               THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
                              FINANCIAL HIGHLIGHTS
             (dollars in thousands, except share data) (unaudited)

                                    Six Months Ended
                               6/30/04           6/30/03        % Change
                                      Diluted           Diluted        Diluted
                                        EPS               EPS            EPS

    RECONCILIATION OF GAAP
     TO NON-GAAP MEASURES
    NET INCOME, AS
     REPORTED (GAAP)           $62,280 $1.02     $42,744 $0.89   45.7 % 14.6 %
    Merger-related costs           752             1,879
    Related income taxes          (245)             (601)
     Net income, excluding
      merger-related costs      62,787  1.03      44,022  0.92   42.6   12.0
     Add: Amortization of
      intangibles, net of tax    1,631               971
    CASH BASIS EARNINGS        $64,418 $1.06     $44,993 $0.94   43.2   12.8

    Average common shares
     outstanding, diluted   60,823,631        48,007,767         26.7

    Other non-operating items:
      Gain on sale of available
       for sale securities      $5,821            $4,183
      Gain on equity investments 3,823             1,875
      Gain on disposition of
       assets and liabilities    2,350               601
      Employment contract reversal  59                 -
      Impairment loss from
       write-down of assets        277              (268)
      Conservation grant
       of land                  (3,350)                -
      Loss on early
       extinguishment of debt   (1,429)                -
      Related income taxes      (2,342)           (2,045)
    Total other non-operating
     items, net of income tax   $5,209            $4,346

    SELECTED BALANCE SHEET
     (Averages)
    Total assets           $10,958,876        $8,630,020         27.0
    Intangible assets         (351,791)         (243,263)        44.6
     Tangible assets        10,607,085         8,386,757         26.5

    Shareholders' equity       999,247           651,248         53.4
    Intangible assets         (351,791)         (243,263)        44.6
     Tangible equity           647,456           407,985         58.7

    PERFORMANCE RATIOS
     (Annualized)
    RETURN ON AVERAGE ASSETS:
    Using GAAP earnings           1.14 %            0.99 %
    Using GAAP earnings, excluding
     merger-related costs         1.15              1.02
    Using cash basis earnings
     on average tangible assets   1.22              1.07

    RETURN ON AVERAGE EQUITY:
    Using GAAP earnings          12.53             13.13
    Using GAAP earnings,
     excluding merger-related
     costs                       12.64             13.52
    Using cash basis earnings
     on average tangible equity  20.01             22.06

    NET INTEREST MARGIN           3.31              3.43

    NONINTEREST INCOME AS A %
     OF TOTAL REVENUE (A):
    Using GAAP earnings          25.40             24.99
    Excluding other non-
     operating items             21.05             22.03

    EFFICIENCY RATIOS (B):
    Using GAAP earnings          51.33             56.40
    Excluding merger-related
     costs and other non-
     operating items             51.80             57.35
    Excluding merger-related
     costs and other non-
     operating items, cash basis 50.63             56.51

    (A) Calculated as noninterest income, divided by the sum of net interest income and noninterest income.
    (B) Calculated as noninterest expenses, divided by the sum of net interest income and noninterest income.

SOURCE  The South Financial Group
    -0-                             07/20/2004
    /CONTACT: William S. Hummers III, Vice Chairman and CFO, +1-864-255-7913, or Kevin J. Mast, SVP Finance, +1-864-421-1354, both of The South Financial Group/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20000424/TSFGLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.thesouthgroup.com/
    (TSFG)

CO:  South Financial Group
ST:  South Carolina
IN:  FIN
SU:  ERN CCA